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                                                                   Exhibit 3(f)

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION
                         ----------------------------

      K-V PHARMACEUTICAL COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of K-V Pharmaceutical Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the first two unnumbered paragraphs of Article 4 of the Company's Certificate of Incorporation be amended to read as follows in their entirety:

      "4. The aggregate number, class and par value of shares which the corporation shall have authority to issue shall be One Hundred and Twenty-Five Million (125,000,000), which shall be divided among the following classes:

                              Par Value                        Number
Class of Stock                Per Share                      of Shares
- --------------                ---------                      ---------
Preferred Stock                 $ .01                         5,000,000

Class A Common Stock            $ .01                        60,000,000

Class B Common Stock            $ .01                        60,000,000
                                                            -----------

      Total                                                 125,000,000

      The number of authorized shares of Preferred Stock or any class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative majority vote of the stock of the corporation


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      entitled to vote, without the separate vote of holders of any class of
      Common Stock or any class or series of Preferred Stock, unless a vote of any such holders of a class or series of Preferred Stock is required pursuant to the certificate or certificates establishing such class or series."

      FURTHER RESOLVED, that Section 4.5 of Article 4 of the Company's Certificate of Incorporation be amended to read as follows in its entirety:

      "4.5. Dividends and Distributions.
            ---------------------------

          Subject to applicable provisions of law, the preference of the Preferred Stock and of any other stock ranking prior to the Common Stock as to dividends, and the provisions of this Section 4.5, the holders of the Common Stock of all classes shall be entitled to receive dividends at such time and in such amounts as may be determined by the board of directors. Holders of one class of Common Stock shall be entitled to receive dividends, other than dividends payable in the capital stock of the Corporation, only if dividends in the same type of property are simultaneously declared with respect to the other class of Common Stock. The amount of any dividend, other than a dividend payable in the capital stock of the corporation, to be paid per share of Class A Common Stock shall equal 120% of the non-stock dividend per share declared and paid on each share of Class B Common Stock. No Common Stock dividend may be paid or stock splits issued on the Common Stock other than stock dividends or stock splits of Class A Common Stock to the holders of Class A Common Stock which are equal to simultaneous stock dividends or stock splits of Class B Common Stock to holders of Class B Common Stock. Dividends on the Class A Common Stock shall be distributed not later than the date upon which the dividend is distributed on the Class B Common Stock. Notwithstanding the foregoing, stock dividends of either class of Common Stock may be payable to the holders of both classes of Common Stock so long as such distribution is made equally on a per share basis, regardless of class, and simultaneously to both classes of Common Stock."

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


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      THIRD:  That said amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, said K-V Pharmaceutical Company caused its corporate seal to be hereunto affixed and this certificate to be signed by Marc S. Hermelin, its Vice Chairman of the Board of Directors and Chief Executive Officer, and Alan G. Johnson, its Secretary, this 23rd day of December, 1991.
                                    K-V PHARMACEUTICAL COMPANY



                                    By:/s/ Marc S. Hermelin
                                      -------------------------------
                                       Marc S. Hermelin, Vice
                                       Chairman of the Board of
                                       Directors and Chief Executive
                                       Officer

(Corporate Seal)

ATTEST:

/s/ Alan G. Johnson
- --------------------------
Alan G. Johnson, Secretary